Exhibit 10.24

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Retention Agreement”), dated as of November 20, 2006 (the “Effective Date”), is entered into by and between Abraxis BioScience, Inc., a Delaware corporation (the “Company”), and Thomas Silberg (the “Employee”).

WHEREAS, the Employee possesses skills, experience and knowledge that are of value to the Company; and

WHEREAS, the Company desires to retain the services of the Employee and, subject to the terms and conditions of this Agreement, intends to provide the Employee with the additional compensation set forth herein in order to retain the services of the Employee;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the amount and sufficiency of which are acknowledged, the parties hereto agree as follows:

Section 1.     Increase in Base Salary. Effective as of September 8, 2006 and commencing the first day following the day that the Employee executes this Agreement and returns it to the Company, the Company shall commence to pay to the Employee a salary at an annual rate of $400,000.00, payable in accordance with the Company’s standard payroll policies, and as may be periodically adjusted upward or downward by the Company in its discretion during its periodic review of base salaries (as adjusted, the “Base Salary”).

Section 2.     Cash Retention Bonus. Subject to the terms and conditions of this Agreement, the Employee is hereby awarded a cash retention bonus of $200,000.00 (the “Cash Bonus”), payable in installments on the following dates:

(a)	a first installment of 10% of the Cash Bonus shall be paid on the first payroll date occurring after the day that the Employee executes this Agreement and returns it to the Company;

(b)	a second installment of 15% of the Cash Bonus shall be paid on the first payroll date occurring after July 30, 2007; and

(c)	the final installment of the balance of the Cash Bonus shall be paid on the first payroll date occurring after the first anniversary of the Effective Date.

In order to receive an unpaid installment of the Cash Bonus, the Employee must remain an employee of the Company or a subsidiary or affiliate of the Company continuously from the Effective Date through the payment date; provided, however, that in the event of the termination of the Employee’s employment by the Company prior to the payment of the final installment of the Cash Bonus other than (i) for Cause or (ii) by reason of the Employee’s disability (as determined under the Company’s long-term disability plan as in effect from time to time), then, as soon as practicable following the date of such termination and subject to the Employee executing, delivering, and not-revoking, a release of claims in a form to be provided to the

Employee by the Company at the time of termination, the Employee shall be paid all unpaid installments of the Cash Bonus. Upon any other termination of the Employee’s employment, the Employee shall forfeit any right to receive all unpaid installments of the Cash Bonus.

Section 3.    Grant of Restricted Stock Units. As soon as practicable after the Effective Date, the Company shall grant the Employee $600,000.00 restricted stock units (the “Restricted Stock Units”) pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”); provided, that such grant shall not be made earlier than the date that the Board of Directors of the Company adopts an amendment to the Plan permitting such awards to be granted thereunder (and such grant shall be conditioned on the adoption of such amendment). Each Restricted Stock Unit shall represent the right of the Employee to receive, upon the vesting thereof, one share of common stock, par value $0.001 per share, of the Company. Subject to the terms and conditions of this Agreement and the Restricted Stock Unit Agreement, the Restricted Stock Units shall vest on the following dates (each, a “Vesting Date”):

(a)	as to 10% of the Restricted Stock Units, on the later of the first day following the day that the Employee executes this Agreement and returns it to the Company or the date of grant;

(b)	as to an additional 40% of the Restricted Stock Units, on July 30, 2007;

(c)	as to an additional 25% of the Restricted Stock Units, on the first anniversary of the Effective Date; and

(d)	as to the final 25% of the Restricted Stock Units, on the second anniversary of the Effective Date.

The grant of Restricted Stock Units shall be evidenced by a form of grant agreement to be provided to the Employee by the Company (the “Restricted Stock Unit Agreement”). The Restricted Stock Unit Agreement shall provide that, in order for Restricted Stock Units to vest on any of the foregoing Vesting Dates, the Employee must remain an employee of the Company or a subsidiary or affiliate of the Company continuously from the Effective Date through such Vesting Date; provided, however, that in the event of the termination of the Employee’s employment prior to the final Vesting Date by the Company other than (i) for Cause or (ii) by reason of the Employee’s disability (as determined under the Company’s long-term disability plan as in effect from time to time), then, subject to the Employee executing, delivering, and not-revoking, a release of claims in a form to be provided to the Employee by the Company at the time of termination, all of the then-unvested Restricted Stock Units shall vest. Upon any other termination of the Employee’s employment, the Employee shall forfeit all then-unvested Restricted Stock Units.

Section 4.    Severance Payment.

4.1.    Termination of Employment. In the event of a Qualifying Termination of the Employee’s employment on or before the second anniversary of the Effective Date, then the Company shall pay the Employee severance pay in an amount equal to two times the Employee’s then-current Base Salary (the “Severance Payment”). The Severance Payment shall be paid in the form of substantially equal installments through the second anniversary of the Employee’s termination date in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. Notwithstanding the preceding sentence, if Section 409A of the Internal Revenue Code of 1986, as amended, would cause the imposition of the additional tax thereunder on the severance payment if paid as aforesaid, then payment of such installments shall commence upon the earliest date that complies with Section 409A without the imposition of such additional tax, and the first such installment shall include all installments that would have been paid but for the application of Section 409A thereto. The Company’s obligations to make the payments set forth in this Section 4 shall be conditioned upon (x) the Employee’s continued compliance with his or her obligations under Section 5 of this Retention Agreement and (y) the Employee’s execution, delivery and non-revocation of a release of claims in a form to be provided to the Employee by the Company at the time of termination. In the event that the Employee breaches any of the covenants set forth in Section 5 of this Retention Agreement, the Employee will immediately return to the Company any portion of the Severance Payment that has been previously paid to the Employee.

4.2.    Exclusive Remedy. Payments upon termination of the Employee’s employment pursuant to Section 2, if any, and this Section 4 shall constitute the exclusive severance payments due to the Employee upon a termination of his or her employment on or before the second anniversary of the Effective Date and shall be in lieu of severance payments under any other severance program of the Company or any of its subsidiaries or affiliates. Severance payments made hereunder shall not be taken into account under any employee benefit plan, program or arrangement of the Company or any subsidiary or affiliate.

4.3.    Resignation from All Positions. Upon the termination of the Employee’s employment with the Company for any reason, the Employee shall be deemed to have resigned, as of the date of such termination, from all positions he or she then holds as an officer, director, employee of the Company and each of its subsidiaries and affiliates, as applicable.

4.4.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    Qualifying Termination. A “Qualifying Termination” shall mean a termination of the Employee’s employment by the Company during the Severance Protection Period and following a Change in Control other than (i) for Cause or (ii) by reason of the Employee’s disability (as determined under the Company’s long-term disability plan as in effect from time to time). For purposes of applying this definition, a termination of the Employee’s employment will not be deemed to have occurred if, in connection with a sale of all or substantially all of the assets of the Company, the Employee is offered employment (whether or not the Employee accepts such offer) with the purchaser of any of the assets of the Company.

(b)    Cause. “Cause” shall mean that the Employee has engaged in any of the following: (i) dishonesty, willful misconduct or gross negligence in the performance of his or her duties to the Company or any of its affiliates or subsidiaries; (ii) willful misrepresentation at any time to the Company or any of its affiliates or subsidiaries; (iii) intentional failure or refusal to perform his or her reasonably assigned duties; (iv) any felony, or any other crime (whether or not a felony) involving dishonesty, fraud or breach of trust; (v) willful or grossly negligent failure to comply with any written rules, regulations, policies or procedures of the Company or any of its affiliates or subsidiaries; or (vi) a breach of the Employee’s covenants contained in Section 5 this Agreement.

(c)     Severance Protection Period. The “Severance Protection Period” shall mean the twenty-four-month period commencing on the Effective Date.

(d)     Change in Control. “Change in Control” shall mean (i) a merger, consolidation, reorganization or recapitalization pursuant to which the holders of the voting capital stock of the Company immediately prior to such transaction cease to beneficially own more than thirty-five percent (35%) of voting capital stock of the Company or its successor (or, if there is a parent of the Company following such transaction, of the ultimate parent) immediately following such transaction or (ii) the Company sells all or substantially all of its assets to a third party.

Section 5.     Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

5.1.     Unauthorized Disclosure. The Employee agrees and understands that in the Employee’s position with the Company, the Employee has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided, that information that is or becomes generally available to the public other than as a result of a breach of this Retention Agreement by the Employee shall not be considered to be Confidential Information. The Employee agrees that at all times during the Employee’s employment with the Company and thereafter, the Employee shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his or her employment with the Company, unless required by law to disclose such information, in which case the Employee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employee’s employment with the Company, the Employee shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employee’s employment with the Company, and any copies thereof in his or her (or capable of being reduced to his or her) possession.

5.2.    Non-Competition. By and in consideration of the Company’s entering into this Retention Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Employee’s exposure to the Confidential Information of the Company and its affiliates, the Employee agrees that the Employee shall not, during the Employee’s employment with the Company and for a twelve-month period thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event (i) shall ownership by the Employee of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 5.2, so long as the Employee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof, nor (ii) shall being employed by a Person that is a Restricted Enterprise, standing alone, be prohibited by this Section 5.2, so long as (A) such Person has more than one discrete and readily distinguishable part of its business, (B) the Employee’s duties are not at or involving the part of such Person that is the Restricted Enterprise, including, without limitation, serving in a capacity where any Person involved in the Restricted Enterprise reports to the Employee and (C) the Employee notifies the Company of employment with such Person prior to commencement of his or her employment with such Person. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) the generic injectible pharmaceutical industry. During the one-year period following the termination of the Employee’s employment with the Company, upon request of the Company, the Employee shall notify the Company of the Employee’s then-current employment status.

5.3.    Non-Solicitation of Employees. During the Restriction Period, the Employee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

5.4.    Non-Solicitation of Customers. During the Restriction Period, the Employee shall not (i) contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with the Company or of any of its affiliates to terminate, curtail or otherwise limit such business relationship, or (ii) solicit, other than on behalf of the Company and its affiliates, any Person that the Employee knows or should have known (x)

is a current customer of the Company or any of its affiliates, (y) was, within 12 months prior to the date of such solicitation, a customer of the Company or any of its affiliates or (z) is a Person with respect to which the Company or any of its affiliates has, within the 12 months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company or any of its affiliates.

5.5.    Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Employee is in breach of any of Sections 5.2, 5.3 and 5.4 hereof.

5.6.    Proprietary Rights. The Employee shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him or her, either alone or in conjunction with others, during the Employee’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq., that are owned ab initio by the Company and/or its applicable affiliate, the Employee assigns all of his or her right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Employee acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright act, 17 U.S.C § 101 et seq., are owned upon creation by the Company and/or its applicable affiliate as the Employee’s employer. Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Employee’s employment with the Company, subject to Section 7.3 hereof, with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Employee while employed by the Company, and shall be binding upon the Employee’s employers, assigns, executors, administrators and other legal representatives. In connection with his or her execution of this Retention Agreement, the Employee has informed the Company in writing of any interest in any inventions or intellectual property rights that he or she holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Employee’s signature on any document needed in connection with the actions described in this Section 5.6, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact to act for and in the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by the Employee.

5.7.    Remedies. The Employee agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all Persons acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Employee to return to the Company any portion of the severance payment that has been paid to him or her. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Employee’s access to Confidential Information and his or her material participation in the operation of such businesses.

Section 6.    Withholding. All amounts paid to the Employee under this Retention Agreement shall be subject to withholding and other employment taxes imposed by applicable law.

Section 7.    Miscellaneous.

7.1.    Amendments and Waivers. This Retention Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Retention Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Retention Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.2.    Assignment. This Retention Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee, and any purported assignment by the Employee in violation hereof shall be null and void. The Company may, without the consent of the Employee, assign this Agreement to any entity that is the successor to (i) all or substantially all of the business and/or assets of the Company or (ii) that portion of the business and/or assets of the Company to which the Employee’s services as an employee relate. For purposes of this Agreement, (x) any reference to “the Company” herein shall be deemed to be a reference to any such successor to the Company, and (y) no transfer of the Employee’s employment that occurs in connection with any event that results in such a successor shall be deemed to be a termination of the Employee’s employment for any purpose under this Agreement or otherwise.

7.3.    Cooperation. Following the termination of the Employee’s employment with the Company for any reason, the Employee agrees to reasonably cooperate with the Company upon reasonable request of the Company and to be reasonably available to the Company with respect to matters arising out of the Employee’s services to the Company and its subsidiaries. The Company shall reimburse the Employee for expenses reasonably incurred in connection with such matters as agreed by the Employee and the Company.

7.4.    No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Employee any right with respect to continuance of employment by the Company or any of its affiliates, nor interfere in any way with the right of the Company or any such affiliate to terminate the Employee’s employment at any time. For purposes of this Agreement, the Employee shall be considered to be continuously an Employee of the Company if he or she is an employee of a subsidiary or affiliate and his or her status as an employee shall not be deemed to have been interrupted by reason of the transfer of the Employee’s employment among the Company and/or its subsidiaries and affiliates.

7.5.    No Third-Party Beneficiaries. Nothing in this Retention Agreement shall confer upon any Person not a party to this Retention Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Retention Agreement.

7.6.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Retention Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to any facsimile number the Employee provides to the Company for purposes of receipt of notice, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Employee, to the last home address the Company maintains in its records for the Employee

(b)	If to the Company, to:

Abraxis BioScience, Inc.

Attention: General Counsel

11755 Wilshire Blvd., 20th Floor

Los Angeles, CA 90025

Facsimile: 310.883.3146

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.7.     Governing Law; Dispute Resolution.

(a)     Governing Law. This Retention Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Illinois, without giving effect to the conflicts of law principles thereof.

(b)     Dispute Resolution. Except as set forth in Section 5.7 hereof, the parties hereto agree that any controversy or claim arising out of or relating to this Retention Agreement or the breach thereof, shall be settled by binding arbitration by an arbitrator, who shall be selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. Such arbitration shall be conducted within 25 miles of the Employee’s most recent primary office location (absent mutual agreement by the parties to do otherwise) pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Illinois will govern. The parties shall each bear their own costs in the arbitration, except that each shall pay fifty percent of all fees and expenses of any type assessed by the American Arbitration Association.

7.8.     Severability. Whenever possible, each provision or portion of any provision of this Retention Agreement, including those contained in Section 5 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Retention Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Retention Agreement in that jurisdiction or the validity or enforceability of this Retention Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Retention Agreement, including those contained in Section 5 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.9.     Entire Agreement. This Retention Agreement, and, when executed and delivered by the parties hereto, the Restricted Stock Unit Agreement, shall constitute the entire agreement between the parties, and shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof.

7.10.    Counterparts. This Retention Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.11.    Binding Effect. This Retention Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Employee’s heirs and the personal representatives of the Employee’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.12.    General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Retention Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

7.13.    Mitigation. Notwithstanding any other provision of this Retention Agreement, (a) the Employee will have no obligation to mitigate damages for any breach or termination of this Retention Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any benefit due the Employee after the date of such breach or termination shall not be reduced or offset by any payment or benefit that the Employee may receive from any other source.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Retention Agreement as of the date first written above.

ABRAXIS BIOSCIENCE, INC.

/s/ Thomas Silberg	By:	/s/ Richard E. Maroun
Thomas Silberg	Name:	Richard E. Maroun
	Title:	Chief Administrative Officer

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